Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

STEINER NAMED PRESIDENT OF KAMAN AEROSPACE GROUP

BLOOMFIELD, Connecticut (June 11, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that Gregory L. Steiner will assume the role of President of the company’s Aerospace Group on July 7, 2008.  He will be responsible for Kaman’s four aerospace segments and will report to Neal J. Keating, Chairman, President and Chief Executive Officer.

Keating said, “Greg comes to Kaman with tremendous experience in both the commercial and military aerospace markets and will be a great addition to our management team.  Throughout his career he has demonstrated the ability to build strong customer relationships, accelerate revenue growth and profitability, and manage businesses on a global basis.  I believe he is well suited for continuing the progress we have made and leading our aerospace companies toward reaching their full potential.”

Steiner, 51, is currently vice president, systems for GE Aviation – Systems in Santa Ana, California where he has been responsible for systems integration including the Boeing 787 Dreamliner.  He was previously vice president and general manager, military mission systems.  Prior to joining GE, he was a group president for Curtiss-Wright Controls, Inc. in Los Angeles where he oversaw four businesses in the U.S. and United Kingdom.  Prior to joining Curtiss-Wright, he had a seventeen-year career with Rockwell Collins, Inc. serving in a number of progressively responsible positions and left as vice president and general manager of passenger systems.  Before joining Rockwell, he was with Texas Instruments.

A native of Bristol, Rhode Island, Steiner received his bachelor’s degree in engineering and economics from Union College in Schenectady, New York in 1979 and his Executive MBA from the University of Iowa in Iowa City in 1994.  He was a pilot in the U.S. Air Force and Reserve attaining the rank of Captain.  He will relocate to Connecticut later this year.

###

Contact:
Eric B. Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com